UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549 ______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 25, 2009

ASPEN EXPLORATION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

2050 S. Oneida St., Suite 208, Denver, CO 80224-2426
Address of principal executive offices

303-639-9860 Telephone number, including Area code Not applicable Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 – Entry Into a Material Definitive Agreement.

     On March 25, 2009 (but effective as of January 1, 2009), Aspen Exploration Corporation (“Aspen” or the “Company”) entered into an employment agreement (the “Agreement”) with R.V. Bailey, the Company’s Chief Executive Officer and Chairman of the Board. Mr. Bailey has served as an executive officer and director of Aspen since its inception. In May 2003, Mr. Bailey and the Company entered into an employment agreement which was amended effective as of September 21, 2004 (the “Prior Agreement”). The Prior Agreement was scheduled to terminate by its terms on May 1, 2009 and contemplated Mr. Bailey serving as the Company’s Vice President and Chairman of the Board. However, after Mr. Cohan suffered a stroke in early 2008 Mr. Bailey was appointed to serve as Aspen’s Chief Executive Officer in February 2008, and has devoted significantly more of his business related time to Company matters than contemplated when Mr. Bailey and the Company entered into the Prior Agreement.

     The Company expects that Mr. Bailey will continue to serve as the Company’s Chief Executive Officer and Chairman and will continue to devote a significant amount of time and attention to Company matters. As such, and to partially compensate Mr. Bailey for the increased duties and obligations assumed by Mr. Bailey since February 2008 in his role as Chief Executive Officer, the Agreement is effective retroactive to January 1, 2009. Unless amended by the parties the Agreement will terminate by its terms on July 31, 2009. The Agreement provides that Mr. Bailey will be paid a salary equal to $120,000 per year (although the Agreement is only effective for a seven month term). Further, subject to certain conditions Mr. Bailey is entitled to other benefits such as reimbursement for certain medical related (up to $1,870 per month and which amount is in lieu of being provided medical insurance) and vehicle expenses. The Agreement also provides that Mr. Bailey will continue to participate in Aspen’s stock option and royalty interest programs, and consistent with past practice Aspen will continue to offer Mr. Bailey participating working interests in oil and gas wells.

     Aspen may terminate the Agreement upon Mr. Bailey’s death by paying his estate all compensation that had or will accrue under the Agreement through the end of its term plus $75,000. Additionally, the Agreement provides that should Aspen dissolve, merge or otherwise cease to continue as an individual entity the Agreement will terminate within 60 days of the event at issue.

Item 1.02 – Termination of a Material Definitive Agreement.

     As described in Item 1.01 above on March 25, 2009, as authorized by the signature of the final member of the Aspen board of directors, Aspen entered into a new employment agreement with our Chief Executive Officer R.V. Bailey. In conjunction with entering into the Agreement (as defined above) Mr. Bailey and the Company mutually agreed to terminate the Prior Agreement (as defined above). At the time of its termination Mr. Bailey was paid a salary of $60,000 under the Prior Agreement. Most of the remaining terms of the Prior Agreement were generally consistent with those contained in the Agreement and have been described in several reports filed by Aspen with the Securities and Exchange Commission, including Aspen’s Annual Report on Form 10-KSB for the year ended June 30, 2008.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     As described in Item 1.01 above on March 25, 2009 Aspen entered into an employment agreement with R.V. Bailey, the Company’s Chief Executive Officer. The material terms of the agreement are described above.

Item 9.01 – Financial Statements and Exhibits.

(d)      Exhibits

10.1    Employment Agreement between Aspen Exploration Corporation and R.V. Bailey.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of March 2009.

Aspen Exploration Corporation

By:	/s/ R.V. Bailey
R.V. Bailey, Chief Executive Officer